For Immediate Release	Media Contact:	Randall Whitestone 212-526-0542 Hannah Burns 212-526-4064

LEHMAN BROTHERS ANNOUNCES
CLOSURE OF BNC MORTGAGE

NEW YORK, August 22, 2007—Lehman Brothers announced today that market conditions have necessitated a substantial reduction in its resources and capacity in the subprime space. As a result, the Firm is closing its BNC Mortgage LLC subsidiary. The Firm continues to originate mortgages in the U.S. through its Aurora Loan Services LLC platform.

The closure affects approximately 1,200 employees in 23 U.S. locations. In connection with the closure, the Firm will record all related after-tax charges, including severance, real estate and technology costs, of approximately $25 million, and a 100% after-tax goodwill write-down of approximately $27 million.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit our Web site at www.lehman.com.

© 2007 Lehman Brothers Inc. All rights reserved. Member SIPC.